                                                                   EXHIBIT 10.67

  CONFIDENTIAL TREATMENT REQUESTED AS TO THOSE PORTIONS MARKED WITH ASTERISKS
  ---------------------------------------------------------------------------
    (***) AND THOSE PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION
    -----------------------------------------------------------------------

                                 LEASE AGREEMENT

                                     BETWEEN

                      BURLINGTON NORTHERN RAILROAD COMPANY

                                       AND

                        PORTLAND & WESTERN RAILROAD, INC.








                           Finance Docket Number: 32766


                               TABLE OF CONTENTS
                               -----------------

Section                                                             Page
- -------                                                             ----
 1             Definitions                                           5
 2.            Lease of Subject Line and Rail Facilities             6
 3.            Taxes                                                 7
 4.            Non-Essential Properties                              8
 5.            Property-Related Agreements                           9
 6.            Locomotive and Rail Equipment Transportation          9
 7.            Possession and Use                                    9
 8.            Equipment                                             11
 9.            Maintenance of Rail Facilities                        13
 10.           Rate and Allowance                                    15
 11.           Administration                                        19
 12.           Financial Statements                                  22
 13.           Term                                                  22
 14.           Liability and Insurance                               23
 15.           Labor                                                 26
 16.           Governmental Approvals                                26


                           TABLE OF CONTENTS (Cont.)
                           -------------------------
Section                                                               Page
- -------                                                               ----
 17.           Conditions Precedent to Transfer of Possession         27
 18.           Default                                                28
 19.           Catastrophic Event                                     29
 20.           Arbitration                                            30
 21.           Notices                                                31
 22.           Governing Law                                          32
 23.           Amendment                                              32
 24.           Assignment                                             32
 25.           Interpretation                                         33

APPENDICES
- ----------

 A.            Description of Rail Facilities
 B.            Non-Essential Properties.
 C.            Interchange Agreement
 D.            Power of Attorney for BN to Make Freight Rates



                                LEASE AGREEMENT
                                ---------------

This Agreement is made on the 15 day of September, 1995, between BURLINGTON NORTHERN RAILROAD COMPANY (BN), a Delaware corporation, duly qualified to do business in the State of Oregon, and PORTLAND & WESTERN RAILROAD, INC. (PNWR), a Delaware corporation, duly qualified to do business in the State of Oregon.

                                   RECITALS:
                                   ---------

BN, an interstate common carrier by rail, is the operator of three railroad lines in the State of Oregon. 1) One is known as the OE Subdivision broken down into three parts; Milepost (MP) 16.87 near Bowers Junction to MP 18.83 near Bendemeer; MP 25.52 near St. Marys Junction to MP 26.71 near St. Marys (also known as Beaverton Spur) and MP 31.28 near Greton to MP 64.70 near Hopmere. 2) Another line is known as the Banks Spur of the OE Subdivision; MP 17.07 near Bowers Junction to MP 27.84 near Banks and the 3) third line is known as the Forest Grove Branch from MP 4.68 near Hillsboro to MP 10.28 near Forest Grove. All of these lines are collectively known as the Subject Line; and

BN desires to lease the Subject Line and Rail Facilities and PNWR desires to operate the Subject Line and Rail Facilities for the purpose of offering Rail Freight Service to shippers and industries located on the Subject Line. BN is willing to lease the Subject Line together with the Rail Facilities upon the terms and conditions of this Agreement:

THEREFORE, in consideration of the following mutual promises and covenants and any funds paid by PNWR to BN this day and other consideration, the parties agree:

Section 1. Definitions
           -----------


Agreement. This Lease Agreement between Burlington Northern Railroad Company and
- ----------
Portland & Western Railroad, Inc.

Agreement Year. The period commencing on the date of Transfer and ending on
- ---------------
December 3l of the same calendar year is the first Agreement Year. And each subsequent calendar year, or portion, within the Term of the Agreement is also an Agreement Year.

Base Per Car Allowance. Payment made by BN to PNWR as compensation to provide
- -----------------------
Rail Freight Service on behalf of BN.

Event of Default. An event that has occurred under Section 18.
- -----------------

Lessee. Portland & Western Railroad, Inc.
- -------

Lessor. Burlington Northern Railroad Company.
- -------

Maintenance. The normal and regular work whether capitalized or expensed, to
- ------------
keep the Rail Facilities in condition necessary for continued safe operation.

Non-Essential Properties. Assets not required for the operation of the Subject
- -------------------------
Line as identified in Appendix B.

Rail Facilities. The track and related railbed structures but excluding
- ----------------
underlying real estate, leased to PNWR as described in Appendix A.

Rail Freight Service. The common carrier, contract or exempt rail service to be
- ---------------------
provided by PNWR.

Standard of Maintenance. In the case of track it is the FRA classification and
- ------------------------
for all other Rail Facilities it is the condition existing at Transfer as defined in Section 9.

Subject Line. The following railroad lines in the State of Oregon between MP
- -------------
16.87 near Bowers Junction and MP 18.83 near Bendemeer; between MP 25.52 near St. Marys Junction and MP 26.71 near St. Marys (Beaverton Spur) and between MP
31.28 near Greton and MP 64.70 near Hopmere. These lines are part of the OE Subdivision. The other two lines in the State of Oregon are the Banks Spur of the OE Subdivision between MP 17.07 near Bowers Junction and MP 27.84 near Banks and the Forest Grove Branch between MP 4.68 near Hillsboro and MP 10.28 near Forest Grove. These lines are further described in Appendix A.

Transfer. The date of Transfer of possession of the Rail Facilities and Subject
- ---------
Line as required by Section 17.

Term. The term of this Agreement as specified in Section 13.
- -----

Section 2. Lease of Subject Line and Rail Facilities
           -----------------------------------------

A. BN agrees to lease to PNWR, and PNWR agrees to lease from BN, for the price established in Section 2C all of BN's right, title and interest in the Subject Line and Rail Facilities as more particularly defined in Appendix A.

B. The parties will jointly Inspect the Subject Line and Rail Facilities within sixty (60) days of the date of this Agreement to make an inventory of material associated with BN's operation of the Subject Line lo determine which material is not integral to the continued use of the Rail Facilities for railroad purposes. BN has the right to remove all such non integral materials and supplies prior to Transfer.

C. BN will lease the Subject Line to PNWR for   ***   annually and
other good and valuable consideration, receipt of which is acknowledged. BN will pay the fee for trackage rights described in Appendix A.

D. Any leasehold improvement made to the Rail Facilities will become property of BN at the termination of this Agreement. Subject to Section 3C it is understood PNWR can depreciate any improvements it makes to the Rail Facilities

E. PNWR shall not have the right to admit any third party to use the Subject Line and Rail Facilities without the prior written consent of BN.

Section 3. Taxes
           -----

A. Except as provided in Section 3B regarding property taxes, PNWR will be responsible for all federal, state, and local taxes, levies, assessments, withholdings and other governmental charges levied or assessed and payable because of the leasing, use, repair, maintenance, substitution, and consumption of the Subject Line and Rail Facilities by PNWR, including, but not limited to, any taxes or other charges which are on, based on, measured by or with respect to receipts, gross or net income, capital, franchises, excess profits or conduct of business of PNWR ("Taxes"). These Taxes will be paid by PNWR, and all returns and reports in connection with such Taxes wil1 be made by PNWR, and further, PNWR will indemnify and hold harmless BN against all such Taxes, and all expenses associated with the Taxes.

B. BN will pay all property taxes owed in the State of Oregon as assessed by each county in which PNWR operates. BN's Property Tax Department will prepare and file all returns and reports in connection with Ad Valorem taxes and BN's Property Tax Department will also make payment of all property taxes for both BN and PNWR.

C. The parties intend that this Agreement will be treated as a lease and not a sale for federal, state and local tax purposes. Each party agrees it will not take any reporting position with any federal, state or local taxing authority or agency on any tax return or other filling, or make any oral or written statement before such authorities or agencies or before any quasi-judicial administrative body or court which is inconsistent with this intent.

Section 4. Non-Essential Properties
           ------------------------

A. BN and PNWR shall compile a list of Non-Essential Property within sixty (60) days of Transfer which shall be attached as Appendix B. PNWR may, at any time, identify to BN those Rail Facilities which are not required for the operation of the Subject Line. Those Rail Facilities are considered Non-Essential Properties and will be added to Appendix B.

B. PNWR is not required to maintain Non-Essential Properties. BN may remove Non-Essential Properties at its own expense or PNWR may, with BN's written consent, remove any Non-Essential Properties from their existing position and redeploy them on the Rail Facilities subject to the requirements of Section 9. All materials salvaged by operation of this Section will be the property of BN.

Section 5. Property-Related Agreements
           ---------------------------

A. BN will administer and remain responsible for all records, and is entitled to all rent or other income relating to term leases, indefinite term leases, permits, licenses, easements, track construction agreements, property acquisition agreements, track leases, and other property-related agreements on the Subject Line both existing at Transfer or entered into after Transfer. PNWR shall not be entitled to enter into or receive rents for property related agreements defined above.

B. PNWR will pay all utility bills on the Subject Line after Transfer.

Section 6. Locomotive and Rail Equipment Transportation
           --------------------------------------------

BN will move locomotives and other rail equipment to or from Albany or Brooklyn Yard, OR under a separate transportation contract for on-going operations on the Subject Line.

Section 7. Possession and Use
           ------------------

A. During the Term, PNWR will have exclusive possession of the Rail Facilities and Subject Line for the purpose of providing Rail Freight Service. PNWR covenants that (1) it will not use, or allow others to use, the Rail Facilities for the storage, manufacture, reprocessing or disposal of hazardous or toxic substances as defined by state and federal law without BN's prior written consent, except for materials stored or used by PNWR as necessary in the ordinary course of its business and in compliance with law or materials or commodities of others being handled by PNWR in the ordinary course of its rail freight operations and in compliance with law and (2) will not make the Rail Facilities or Subject Line available for use by third parties for any purpose without the prior written consent of BN. BN retains the right to inspect the Rail Facilities and the Subject Line on twenty-four (24) hours notice at BN's expense to verify PNWR's compliance with this Agreement.

B. In connection with BN's inspection of the Subject Line and Rail Facilities, BN will pay all loss, cost, damage, or injury which its own employees, agents or property may suffer as a result of any willful misconduct or gross negligence by BN's agents or employees. In connection with BN's inspection, PNWR will pay all loss, cost, damage or injury which its own employees, agents or property may suffer, except if such is the result of the sole gross negligence of BN's agents or employees, or which any other person or property may suffer as a result of any act or omission by PNWR's agents or employees.

C. During the Term, PNWR has the exclusive responsibility to provide Rail Freight Service to and from points on the Rail Facilities and Subject Line. PNWR will be capable of providing five (5) day per week service to industries on the Subject Line. The parties will enter into the attached Interchange Agreement which is incorporated by reference prior to Transfer which establishes the rights and obligations of the parties with respect to the interchange of cars.

D. BN retains the right during the Term to operate unit coal trains over the Rail Facilities and Subject Line with BN's own motive power and crews at no expense to PNWR, provided (a) loss or damage caused by unit train operations will be apportioned in the same manner specified in the Interchange Agreement between BN and PNWR and (b) BN will observe all rules and timetable speeds of PNWR.

E. Section 10 covers rates and allowances. That section will govern the payment BN is obligated to make to PNWR for loaded cars interchanged with BN. That section will also govern the rental PNWR must pay BN on traffic moving locally on PNWR.

F. Prior to Transfer, BN will identify and assign to PNWR all joint facility agreements related to the Rail Facilities that are assignable by their terms.

Section 8. Equipment
           ---------

A. Car Supply: During the Term, PNWR will be responsible for providing locomotives, cars and other equipment with the exception that BN will provide all freight cars for interline service with BN. BN will respond to PNWR's request for freight cars when those requests are placed under established BN car ordering procedures. However, BN has no higher obligation to provide PNWR with equipment than it does any customer directly served by BN. BN will supply equipment to PNWR only under terms specified in the Interstate Commerce Act, or any other applicable legislation, and as ruled on by the Interstate Commerce Commission, federal courts or any other entity having jurisdiction. BN will have no obligation to supply equipment for any PNWR originated traffic that BN does not participate in as a line haul carrier. PNWR may, but only with BN's prior written consent, provide its own cars or grant OT-5 authority for equipment used to transport traffic interchanged with BN.

B. Car Repairs:

1. Types of Repairs Permitted
   --------------------------

PNWR may make minor running repairs and replacements of a safety appliance nature to cars interchanged to PNWR by BN to comply with FRA/AAR standards to permit their continued use in transportation service. Any other repairs must have prior written approval by BN.

2. Repair Standards
   ----------------

All repairs and replacements to cars by PNWR will conform to standards of the Association of American Railroads and regulations of the Federal Railroad Administration for the type of repair performed.

3. Repair Rates and Charges
   ------------------------

Repairs for BN's account will be billed at 50% of the applicable charge for labor and 100% of the applicable charge for materials established by the Association of American Railroads (AAR). All car repair bills must be submitted in accordance with the format established in AAR Rule 83 in the Field Manual of the AAR Interchange Rules.

4. Records
   -------

PNWR will maintain an adequate record of all repairs and replacements to substantiate the nature of the work performed and materials used along with the charges billed BN. BN has the right to audit, at its own expense, the records of PNWR regarding repairs made to freight cars.

C. Customer Related Detention Charges: PNWR will file its own demurrage, detention and storage tariffs and collect the associated charges.

D. Car Hire: 1) PNWR shall pay car hire on all cars interchanged to PNWR by BN.
2) PNWR shall perform all car hire accounting required under applicable Association of American Railroads ("AAR") Code of Car Hire Rules and Standards.
3) BN shall pay PNWR an amount equal to the actual car hire charges paid by PNWR on both a mileage and per diem basis, but not to exceed a maximum of seventy two
(72) hours, computed on each car interchanged to PNWR by BN and received back from PNWR. 4) To recover car hire PNWR must file a monthly bill with BN providing sufficient information for BN to make payment. BN agrees to pay PNWR within thirty (30) days from receipt of the bill. This bill should be sent to

                      Director Equipment Service Accounting
                                 P.O. Box 64958
                             St. Paul, MN 55164-0958

5) If PNWR has negotiated deprescribed rates with any carrier other than BN, PNWR shall bill BN at the default rate in the "CHARM" file.

Section 9. Maintenance of Rail Facilities
           ------------------------------

A. During the Term, PNWR will perform Maintenance on the Rail Facilities to provide Rail Freight Service over the Subject Line. The Rail Facilities and Subject Line must meet Standard of Maintenance applicable to that particular type of rail facility or structure as set forth in Section 9B.

B. PNWR agrees the Standard of Maintenance for mainline track and structures will be FRA Class III with the following exceptions: 1) FRA Class II from MP
51.5 to MP 57.4 between Greton and Hopmere; 2) FRA Class II between MP 16.87 near Bowers Junction and MP 18.83 near Bendemeer; 3) FRA Class II between MP
17.07 at Bowers Junction and MP 27.84 near Banks; 4) FRA Class I on the Forest Grove Branch between MP 4.68 near Hillsboro and MP 10.28 near Forest Grove; and
5) FRA Class I on the Beaverton Spur between MP 25.52 near St Marys Junction and MP 26.71 near St. Marys. The Standard of Maintenance for all other track and structures will be the condition in which the track and structures was delivered to PNWR at Transfer.

C. BN must approve, in writing, all capital outlays to maintain the right of way and structures prior to such capital outlays.

D. The Standard of Maintenance for all bridges located on the Rail Facilities or the Subject Line will be the bridge condition determined by a joint inspection conducted prior to Transfer.

E. PNWR may identify to BN track or other structures which it wishes to maintain at less than the designated Standard of Maintenance. Upon that notice, BN will determine whether it is willing to permit PNWR to maintain the facility or structure at less than the applicable Standard of Maintenance. Unless a written waiver is granted by BN the Rail Facilities and Subject Line, other than Non-Essential Properties, will be maintained to the Standard of Maintenance designated in Section 9B and 9D.

F. The parties will make an annual joint inspection of the Rail Facilities and Subject Line to determine whether all facilities were maintained according to the Standard of Maintenance. If it is determined solely in the reasonable judgment of BN that any facility, structure, or portion of the

Rail Facilities fails to meet the appropriate Standard of Maintenance, BN will advise PNWR of the steps necessary to bring the facility into compliance. Thereafter, PNWR will have sixty (60) days to take corrective action to bring the non-complying facility up to the applicable Standard of Maintenance. If PNWR does not take the required corrective action BN has the right, after a thirty
(30) day notice, to take the necessary corrective action at PNWR's expense. BN is then authorized, without advance notice, to deduct those expenses from the Base Per Car Allowance to PNWR.

G. PNWR agrees to keep adequate records for the Rail Facilities and Subject Line during the Term to permit a determination of the existing maintenance level for the Rail Facilities. By December 15 of each Agreement Year, PNWR will submit to BN its proposed maintenance plan for the upcoming Agreement Year. BN will communicate to PNWR by January 30 of the following year any concerns it may have relative to the adequacy of the proposed maintenance plan.

H. PNWR will not remove any of the existing Rail Facilities without the consent of BN. BN's consent to remove track material from the Rail Facillties in the course of PNWR's performance of routine Maintenance is not required when material removed from the Rail Facilities is replaced by material of equal or superior quality, in which event, PNWR may retain for its own account the material it removed

Section 10. Rate and Allowance
            ------------------

A. BN agrees to pay PNWR a Base Per Car Allowance of   ***   for each loaded car
it receives from PNWR in interchange at Brooklyn Yard, OR or forwards to PNWR in interchange at Brooklyn Yard, OR or movement over the Subject Line.

BM will pay no Base Per Car Allowance on such non-revenue movements as the return of pallets, empty bottles, etc. BN will pay a Base Per Car Allowance on company material only when BN moves company material in revenue service.

B. PNWR will pay BN a fee of   ***   on every loaded
car interchanged with Southern Pacific, or successor company, that originate or terminate on the Subject Line. For traffic moving locally on the Subject Line, or between the Subject Line and originating or terminating points on WPRR, POTB,
WGR and WVRD, PNWR will pay BN a royalty of   ***  . The method of payment of
this royalty will be handled by a supplementary agreement.

C. The   ***   fee in Section 10B can be waived by BN on a case by case basis.
If PNWR Interchanges traffic with Southern Pacific, Burlington Northern is authorized, with advance notice, to collect the fee through a reduction in the monthly Base Per Car Allowance to PNWR until the full fee is paid. Section 12 requires PNWR to provide BN with information to assure PNWR compliance with this provision.

D. The Base Per Car Allowance will increase or decrease annually at seventy (70%) percent of the Western Railroad Cost Recovery Index published by the AAR The change in the Base Per Car Allowance will take effect January 1 of each Agreement Year based on the previous year's AAR Index.

E. PNWR agrees it will grant BN power of attorney to make, enter into, change, or otherwise establish tariff charges and contracts relative to the transportation of commodities to or from the Subject Line. PNWR may establish its own tariffs or contracts for transportation of local and specified interline traffic permitted in Section 10B. PNWR may establish its own demurrage tariff.

F. BN agrees it will issue all waybills on traffic originating on the Rail Facilities and Subject Line operated by PNWR and interchanged to BN. BN also agrees it will handle all freight billing and accounting on traffic BN interlines with PNWR.

G. BN agrees to make the Base Per Car Allowance payments to PNWR as required under this Rate and Allowance section twice monthly postmarked on the fifteenth
(15th) and last day of each month by written check to PNWR. The parties understand and agree that the check for interchanged carloads postmarked on the fifteenth (15th) of any given month represents the estimated payment for carloads interchanged during the preceding month between the first (1st) and fifteenth (15th) of the month. The parties understand and agree that the check postmarked on the last day of each month to PNWR represents payment for carloads interchanged during the preceding month between the sixteenth (16th) and last day of the month, including any adjustments of payments made on the fifteenth
(15th) of the month. BN will not pay any bill tendered later than one year after the last day of the period in which the allowance payment was incurred

PNWR will invoice BN twice monthly with the following information:

1. Car Initial and Number

2. Interchange Date

3. Whether car is delivered loaded to BN or received loaded from BN.

4. Amount Due for each carload

5. Commodity if available

PNWR will send this invoice to BN at the following address and also note the contact at PNWR should BN have any questions:

                            Customer Revenue Support
                          Burlington Northern Railroad
                         Attn: Manager Handling Carriers
                                 P. O. Box 64955
                               St. Paul, MN 55164

H. Burlington Northern will consult with PNWR on marketing programs for rail transportation services provided by PNWR over the Subject Line, but all marketing programs are the ultimate responsibility and at the sole discretion of BN except for local and specified interline traffic permitted by Section 10B.

I. With respect to traffic subject to this Rate and Allowance Agreement, BN and PNWR understand and agree that all claims for loss and damage to the lading of any cars, other than those moving local and specified interline traffic permitted in Section 10B, which occurred when those cars were on the Subject Line, will be handled exclusively by BN and PNWR will be liable to BN for any loss and damage not attributable to the sole negligence of BN.

Section 11. Administration
            --------------

A. This section is applicable to traffic on the Subject Line handled in interline service by BN.

B. BN will process all waybills for interline traffic with BN including freight billing. Customers will pay freight bills to BN. PNWR will not be shown in the route.

C. At Transfer BN will prepare an inventory of all cars located on the Subject Line by car number, so that revenue for shipments en route at Transfer can be identified and properly distributed. This inventory will consist of three categories: A. all cars on the Subject Line identified as being loaded or empty;
B. all cars on the Subject Line identified by station; and C. all cars on the Subject Line identified by consignee and consignor. This inventory will be made available to PNWR for audit.

D. For purposes of this section, revenue attributable to PNWR will be determined by the Rate and Allowance Section. However, BN will pay PNWR one-half of the Base Per Car Allowance on all cars either loaded or empty on the Subject Line at 11:59 p.m. of Transfer.

E. Miscellaneous bills relating to items such as storage, detention, weighing, etc. will be prepared by BN for service provided up to Transfer.

F. All BN demurrage records for the month in which Transfer of the Subject Line to PNWR occurs will be transferred to PNWR as of 11:59 p.m. Transfer. All demurrage charges for the month in which Transfer occurs will be assessed and collected by PNWR. All demurrage revenue for cars released prior to 11:59 p.m. Transfer will be remitted to BN by PNWR within thirty (30) days after the close of the month.

G. Revenue earned for switching service performed by BN up to Transfer for another road or a shipper will be billed by BN and will constitute BN revenue. Revenue earned for switching service performed by PNWR after Transfer will be billed by PNWR and constitute PNWR revenue. Switching service performed either by PNWR or BN will be at the expense of the party performing the switching service without any attempt to associate the service with the line-haul move.

H. Charges for switching performed by another carrier up to Transfer will be paid by BN. Charges for switching performed by another carrier after Transfer will be paid by BN. No attempt will be made to allocate the switching charges to the revenue movement.

I. Pursuant to Section 11C an inventory of both loaded and empty equipment on the Subject Line at Transfer will be taken by BN. BN will paper interchange this equipment to PNWR at 11:59 p.m., Transfer. Mileage payments will be calculated on the basis of the actual interchange (i.e., location of the car at 11:59 p.m., Transfer) and not on the paper interchange. BN will be responsible for car-hire payments up to and including 11:59 p.m. Transfer. PNWR will be responsible for car hire payments after 11:59 p.m. Transfer.

J. All billing and collection on line-haul transportation service performed for customers on the Subject Line and interchanged with BN will be made by BN. In the event PNWR erroneously receives payment for BN billing, PNWR will pay the amount of these payments to BN within thirty (30) days of receipt of the payment from the customer.

K. Prior to Transfer BN will abolish all employee positions in connection with its operation of the Subject Line effective 11:59 p.m., Transfer. Prior to Transfer, BN will be exclusively responsible for all aspects of employment on the Subject Line. After Transfer, BN will not be responsible for any wages, fringe benefits or other elements of compensation attributable to operation on the Subject Line. If PNWR is requested by the Railroad Retirement Board, or determines that its own employment procedures require, PNWR may request, in writing, specific information on former BN employees employed by PNWR after Transfer, and BN will, subject to applicable legal restrictions, provide that information.

L. Freight loss and damage claims will be identified specifically as to pre- or post-Transfer based on the date of the incident. BN will be responsible for claims which are specifically identified as having taken place on or prior to Transfer and PNWR will be responsible for claims subsequent to Transfer, subject to provisions of Section 10I.

M. Foreign cars damaged on the Subject Line on or prior to Transfer will be the responsibility of BN and those damaged subsequent to Transfer will be the responsibility of PNWR.

N. All interline settlement of freight revenue for traffic originating or terminating on the Subject Line will be performed in accordance with the Association of American Railroads' Mandatory Railway Accounting Rules except for local and specified interline traffic permitted by Sections 10B and 10E.

O. In the case of a dispute or disagreement as to the proper application of specific sections of this Agreement, both BN and PNWR have the right to audit, on reasonable written notice during normal business hours, the pertinent records of the other party at the expense of the party requesting the audit.

Section 12. Financial Statements
            --------------------

PNWR will provide, within one hundred twenty (120) days after the close of each Agreement Year, an unaudited income statement, balance sheet and statement of changes in financial status as of the end of the Agreement Year prepared by an independent certified public accountant in accordance with Generally Accepted Accounting Principles. In addition to the financial statements, PNWR will also include a record of all traffic handled by PNWR on the Subject Line which is intended to provide documentation to assure compliance with the traffic terms specified in Section 10. BN has the right to audit these accounts.

Section 13. Term
            ----

A. This Agreement will be effective upon execution by both parties. The Term of the Agreement will expire three years from the earlier of the date of last execution, subject to earlier termination as provided in Section 18. Three months prior to the third anniversary, or subsequent third year anniversary, either party may request termination of this Agreement. If termination does occur BN will resume the service it provided on the Subject Line prior to this Agreement after receiving regulatory approval from the Interstate Commerce Commission (ICC) or other governmental agency having jurisdiction. The expense in seeking ICC approval will be paid by BN. This Agreement will remain in effect until the actual date BN resumes service.

B. If this Agreement is not terminated after three (3) years then it will be automatically extended in a series of additional three (3) year intervals.

Section 14. Liability and Insurance
            -----------------------

A. During the Term, PNWR will indemnify, defend, protect and hold harmless BN, its parent and subsidiaries, their officers, employees, agents, contractors, successors, and assigns (1) from all suits, actions, or claims of any character brought because of any injuries or damage received or sustained by any person, or property, because of any act, omission, or misconduct of PNWR, its representatives, officers, employees or agents, or (2) from any claims of PNWR's agent's or contractor's employees or their successors arising or recovered under any "Workers' Compensation Act," or any other law, ordinance, or (3) from liens, fines, penalties, or claims for which PNWR might be or become liable, or to which the PNWR's property or the Rail Facilities might be or become subject as a result of some act or omission by PNWR, or (4) from all other liability of whatever kind or nature arising out of PNWR's use or occupation of the Subject Line except as may otberwise be specifically declared in this Agreement or any Appendix to be the liability of BN or some other party.

B. PNWR shall, at its own expense, obtain and maintain in force during the term of this Agreement the following insurance. Evidence of this insurance (certificate of insurance or policy) must be provided prior to Transfer and BN shall not be named insured under these policies with the exception of Section 14B(4).

(1) Commercial General Liability Insurance, including contractual liability and products completed/operations, against claims arising out of bodily injury, illness and death and from damage to or destruction of property of others, including loss or use thereof, and including liability of BN, with minimum limits for bodily injury and property damage of $5,000,000 for each occurrence. This policy shall contain a "Waiver of Transfer Rights" endorsement to waive any right of recovery that the insurance company may have against BN because of payments made for bodily injuries and properly damage.

(2) Business Automobile Policy Insurance, including owned, non-owned and hired vehicles with minimum limits for bodily injury and property damage of $1,000,000 per occurrence, on all vehicles that PNWR or any of its agents or employees may use at any time in connection with the performance of this Agreement.

(3) Worker's Compensation Insurance or coverage as required under the Worker's Compensation Act of the applicable state, if appropriate. The policy should include occupational disease to required statutory limits, employer's liability of $1,000,000 to include FELA, if appropriate, and an "all states" endorsement. This policy shall contain a "Waiver of Transfer Rights" endorsement to waive any right of recovery that the insurance company may have against BN because of payments made for bodily injures and property damage.

(4) In the event of construction on the leased premises or work or services within fifty (50) feet of the leased railroad tracks, PNWR shall provide advance written notice to BN and either PNWR or their contractor or subcontractors performing the construction work or service shall, prior to such construction work or services procure insurance as set forth in Section 14.B.(1) through (3) and, in addition, a Railroad Protective Liability Insurance policy issued in the name of BN with limits of $2,000,000 for bodily injury and property damage per occurrence, with an aggregate of $6,000,000. The requirement for Railroad Protective Liability Insurance shall not apply to day-to-day operation and routine maintenance of track.

C. The parties will review the insurance requirements of this Section prior to each Agreement Year.

D. PNWR shall not create or permit any condition on the Subject Line and Rail Facilities that could present a threat to human health or to the environment. PNWR shall be responsible for and shall indemnify and hold harmless BN from any suit or claim growing out of any damages alleged to have been caused, in whole or in part, by an unhealthful, hazardous, or dangerous condition caused by PNWR's presence on and use of the Subject Line and Rail Facilities or PNWR's violation of any laws, ordinances, regulations, or requirements pertaining to solid or other wastes, chemicals, oil and gas, toxic, corrosive, or hazardous materials, air, water (surface or groundwater) or noise pollution, and the storage, handling, use, or disposal of any such material. PNWR shall bear the expense of all practices or work, preventive or remedial, which may be required because of the condition or use of the Subject Line and Rail Facilities during PNWR's occupancy, by PNWR or those claiming by, through or under PNWR, during the Term. BN shall be responsible for, and shall indemnify and hold harmless PNWR for any environmental conditions existing prior to Transfer. PNWR and BN each expressly agree that the indemnification and hold harmless obligations it hereby assumes shall survive cancellation of this Agreement. PNWR and BN each agree that statutory limitation periods on actions to enforce these obligations shall not be deemed to commence until the other party discovers any such health or environmental impairment, and PNWR and BN each hereby knowingly and voluntarily waives the benefits of any shorter limitation period.

E. BN may at its option prior to cancellation of this Agreement and before Transfer from PNWR to BN, conduct an environmental audit of the Subject Line and Rail Facilities, at BN's cost and expense, to determine if any environmental damage to the Subject Line and Rail Facilities, has occurred during the Term. PNWR shall pay all expenses for any remedial action that may be required as a result of the audit to correct any environmental damage, and all necessary work shall be performed by PNWR prior to termination or cancellation of this Agreement.

F. PNWR may at its option prior to Transfer, or thereafter, conduct an environmental audit of the Subject Line and Rail Facilities, at PNWR's expense, to determine if any environmental damage to the Subject Line or Rail Facilities has occurred.

Section 15. Labor
            -----

In addition to any other rights of termination provided by this Agreement, either party will have the right to terminate this Agreement if unacceptable labor protection is imposed on either party by the ICC as a result of obtaining governmental approval or exemption from governmental approval for the lease of the Subject Line and Rail Facilities by PNWR. Subject to the right of termination set forth above, if any employee because of this agreement (1) has a valid claim under employee protection arrangements under orders of the ICC or
(2) elects to make a claim against his/her employer pursuant to any other employee protection arrangements, the employer will be solely responsible for any costs of labor protection for its employee(s) and will not seek contribution from the other party to this Agreement, except that PNWR will not be responsible for any claim by an employee of PNWR previously employed by BN where the claim is based upon employee protection imposed on or agreed to by BN.

Section 16. Governmental Approvals
            ----------------------

A. After execution of this Agreement, PNWR will be responsible at its sole expense for promptly preparing and filing with any regulatory agency having jurisdiction over this transaction all applications, petitions, requests, notices or other filings and PNWR will take all action necessary to obtain the approval, authorization or exemption from approval to permit this transaction at the earliest practicable date. BN will cooperate at its expense with PNWR in obtaining regulatory approval. Securing regulatory approval, authorization or exemption from approval of this transaction is a condition precedent to Transfer.

B. Prior to Transfer the parties will have received approval, other authorization or exemption necessary to permit this transaction to be carried out; except that any terms or conditions placed upon such approval, authorization or exemption that materially affect the rights and obligations established by the Agreement must be acceptable to the party on whom they are imposed. PNWR may not terminate this Agreement because of conditions imposed on it because it is under common control with another rail carrier

Section 17. Conditions Precedent to Transfer of Possession
            ----------------------------------------------

A. The obligation of BN to transfer possession of the Rail Facilities and Subject Line is subject to the following conditions:

(1) PNWR will have obtained a final order or exemption from the ICC under 49 C.F.R. 11343 authorizing it to lease and operate the Subject Line as required under Section 16. However, the parties will operate under a trackage rights agreement pending final ICC authorization for the Lease Agreement. This Lease Agreement will serve as the trackage rights agreement until receipt of the final order or exemption as provided in this paragraph. The final order must not impose unacceptable labor protection on either party except as permitted under
Section 15.

(2) PNWR has obtained and placed into effect the insurance policy or policies described in Section 14; and

B. Upon satisfaction of all of conditions set forth in this Section, PNWR will take possession of theS Rail Facilities and commence operation of the Subject Line pursuant to Sections 11 and 13.

Section 18. Default
            -------

A. Should PNWR substantially fail to perform its obligations under this Agreement and continue such failure for sixty (60) days, BN may issue written notice to PNWR of its intent to terminate this Agreement. If PNWR continues the failure to perform for thirty (30) days after receiving notice of intent and has not elected to submit the matter to binding mediation, an Event of Default will have occurred. Upon default BN will have the right to terminate this Agreement by issuing PNWR a written notice of termination. The exercise of such right will be in addition to and not a waiver of any other rights of the terminating party.

B. A substantial failure to perform on the part of PNWR will include failure to provide five (5) day per week rail service on the Subject Line if requested by either customers or BN, failure to make payments under Section 10, PNWR being bankrupt or insolvent, appointment of a receiver for any part of the property of PNWR, making a general assignment by PNWR without the consent of BN as required under Sections 2E and 7A, the filng of a petition under bankruptcy laws or any law relating to the relief of debtors, the failure of PNWR to submit an annual plan of maintenance that PNWR reasonably believes will sustain the Standard of Maintenance for the Rail Facilities required under Section 9, and the failure of PNWR to maintain the Rail Facilities to the required Standard of Maintenance contemplated by Section 9, the unreasonable withholding of consent a material matter requested in accordance with this Agreement.

C. If this Agreement is terminated for any reason, PNWR will expeditiously file an application to discontinue and abandon its operation over the Rail Facilities and Subject Line with the ICC under

49 U.S.C. ss.10903 if requested by Burlington Northern. BN agrees to support the application. In the event of a termination of this Agreement, BN may transfer the right to acquire and operate the Rail Facilities and Subject Line to another party. PNWR will cooperate as necessary in the application of that party for authority or exemption from authority from the ICC to permit the substitution of another party to perform Rail Freight Service. If PNWR fails to take the action outlined in this Section within the thirty (30) days specified in Section 20A, BN, may at its option, cease, without advance notice, making the monthly Base Per Car Allowance payment to PNWR.

D. On termination, BN and PNWR will settle all accounts as of the date of transfer of possession to BN or BN's designate. The transfer will take place immediately after PNWR has obtained authority, or exemption from authority for PNWR to discontinue service on the Subject Line. The transfer will be generally consistent with the terms of Section 11. PNWR will have thirty (30) days to remove its property from the Subject Line.

Section 19. Catastrophic Event
            ------------------

A. This provision governs the rights and obligations of the parties under circumstances in which PNWR's performance of Rail Freight Service is prevented by an event beyond its control and is not the fault or negligence of PNWR or any of its employees, including, but not limited to, acts of God, explosions, fires, vandalism, flood or any other severe weather disturbance. If an event occurs that substantially impairs PNWR's ability to provide Rail Freight Service, PNWR will use reasonable diligence to perform its obligations. If PNWR fails to perform any obligation due to a catastrophic event, the failure will not be an Event of Default under Section 18 so long as the failure is caused by that event and PNWR exercises reasonable diligence to perform. In the event of loss or damage to Rail Facilities covered by property insurance, PNWR agrees to make the necessary claims for insurance proceeds and use those proceeds to repair the damaged Rail Facilities or defray expenses incurred as a result of making those repairs.

B. In the event of loss or damage to the Rail Facilities not covered by or in excess of insurance coverage, PNWR may (i) seek additional funds from BN or others, or (ii) terminate this Agreement and remit all insurance claims to BN.

Section 20. Arbitration
            -----------

A. Any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, or the commercial or economic relationship of the parties hereto, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules and the Guidelines for Expediting Larger Complex Commercial Arbitrations of the American Arbitration Association. Judgment of the award by the arbitrator(s) may be entered in any court having jurisdiction. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. Sections 1--16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result. The arbitration shall also be governed by the Federal Rules of Civil Procedure 26 - 307 and Federal Rules of Evidence 101 - 103.

B. The arbitration shall be heard by three disinterested individuals unless the parties can agree on a single arbitrator. The party desiring arbitration shall name its appointed arbitrator in its notice of arbitration and the noticed party shall appoint its arbitrator within twenty (20) days of receipt of the notice of arbitration. The two appointed arbitrators shall meet within twenty (20) days thereafter and appoint a neutral third arbitrator. Each party shall bear the cost and expense of its appointed arbitrator and shall share equally the cost and expense of the third arbitrator and any other costs and expenses necessary for the arbitration.

Section 21. Notices
            -------

All notices will be in writing and are deemed given if delivered in person or by certified mail to the person(s) specified to receive the notice. The date of the notice will be the date of delivery.

For BN:

Director Line Rationalization
2600 Lou Menk Drive
P.O. Box 961034
Fort Worth, TX 76161-0034

For PNWR:

General Manager
Portland & Western Railroad, Inc.
110 West 10th Avenue
Albany, OR 97321

Section 22. Governing Law
            -------------

This Agreement will be construed and enforced in accordance with the laws of Oregon.

Section 23. Amendment
            ---------

No amendment to this Agreement is effective unless it is in writing and executed by officers or agents of each party.

Section 24. Assignment
            ----------

This Agreement is binding on and for the benefit of the successors and assigns of each party. Assignment by PNWR requires the prior written consent of BN and any purported assignment by PNWR without the prior written consent of BN is void and is an Event of Default under Section 18.

Section 25. Interpretation
            --------------

A. In the event any position of this Agreement is determined or adjudged invalid, illegal, or otherwise unenforceable, that determination will not affect the other positions of this Agreement, and it will remain in full force and effect as if the portion determined or adjudged invalid, illegal, or otherwise unenforceable was not originally a part of the Agreement unless the invalidity of that portion has the effect of substantially impairing the benefits of this transaction or frustrating the intent of this Agreement.

B. The headings and titles to provisions contained in this Agreement are for convenience only, and do not modify or affect the rights and duties of the Parties.

C. This Agreement and its appendices represent the entire agreement between the parties concerning this transaction and all previous communications, understandings, or agreements between the parties are abrogated and withdrawn except as provided in this Agreement.




BN                                      PNWR
BURLINGTON NORTHERN RAILROAD            PORTLAND & WESTERN RAILROAD



By: /s/ William E. Glavin               By: /s/ Anthony W. Mogytycht
   --------------------------               ------------------------


Title: General Manager                  Title: President

Date:  September 21, 1995               Date:  September 20, 1995

STATE OF TEXAS                          )
                                        )    SS:
COUNTY OF TARRANT                       )


Personally appeared before me the undersigned witness and made oath that she saw William E. Glavin of BURLINGTON NORTHERN RAILROAD COMPANY, a Delaware corporation, sign, seal and, as the act and deed of that corporation, deliver the foregoing written instrument and that he with the other witness subscribed above witnessed the execution.

Sworn to before me this 21st
day of Sept., 1995


                                             /s/ [ILLEGIBLE]
                                             Witness

/s/ A. Lisa Templeton                        A. Lisa Templeton
- ------------------------
Notary Public for Terrant Co., TX     [seal] Notary Public
My Commission expires 9-18-97                State of Texas
                                             Comm. Exp. 09-18-97



STATE OF OREGON                         )
                                        )    SS:
COUNTY OF LINN                          )

Personally appeared before me the undersigned witness and made oath that he/she saw Anthony W. Magytych of PORTLAND & WESTERN RAILROAD, INC, a Delaware corporation sign, seal and, as the act and deed of that corporation, deliver the foregoing written instrument and that he with the other witness subscribed above witnessed the execution.



Sworn to before me this 20th
day of September, 1995

[SEAL] OFFICIAL SEAL
MARY ALICE BARRON                            /s/ Mary Alice Barron
NOTARY PUBLIC -- OREGON                      ------------------------
COMMISSION NO. 027213                        Witness
MY COMMISION EXPIRES AUGUST 22, 1997

                                   APPENDIX A

                DESCRIPTION OF RAIL FACILITIES AND SUBJECT LINE
                -----------------------------------------------

A. BN will provide a copy of the condensed profile as its description of the Rail Facilities and Subject Line to be leased to PNWR pursuant to Section 2. Where necessary, right of way maps will also be provided to describe the property.

B. The Subject Line includes the following segments in the State of Oregon: (1) Approximately 1.96 miles of BN owned line between Burlington Northern Milepost (BN MP) 16.87 near Bowers Junction and BN MP 18.83 near Bendemeer; approximately
10.77 miles of BN owned line between BN MP 17.07 at Bowers Junction and BN MP
27.84 near Banks. PNWR access to this line is via trackage rights over the Port of Tillamook Bay Railroad between Hillsboro located at old Southern Pacific Milepost (SP MP) 765.5 and SP MP 774.7 near Banks.

(2) Approximately 5.60 miles of BN owned line between BN MP 4.68 near Hillsboro and BN MP 10.28 near Forest Grove. PNWR access to this line is via its lease from Southern Pacific between SP MP 756.9 near St. Marys and SP MP 765.5 near Hillsboro.

(3) Approximately 1.19 miles of BN owned line between BN MP 25.52 near St. Marys Junction and BN MP 26.71 near St. Marys. PNWR access to this line is via its lease from Southern Pacific between BN MP 26.71 near St. Marys (SP MP 756.9) and BN MP 31.28 near Greton (SP MP 751.9).

(4) Approximately 33.42 miles of BN owned track between BN MP 31.28 near Greton and BN MP 64.70 near Hopmere.

C. PNWR access to this entire network will be via trackage rights over Southern Pacific between Brooklyn Yard near Portland and Greton on the Southern Pacific line via Lake Oswego, OR.

D. Burlington Northern will pay all trackage rights fees charged by Southern Pacific or Port of Tillamook Bay Railroad operated on by PNWR under terms of this Agreement.









                                   APPENDIX B

                            NON-ESSENTIAL PROPERTIES

A list of Non-Essential Properties, if any, will be maintained and incorporated into this Appendix pursuant to Section 4.




At Transfer there were no Non-Essential Properties.

                                   APPENDIX C


                             INTERCHANGE AGREEMENT
                             ---------------------


                                   APPENDIX D



                POWER OF ATTORNEY FOR BN TO MAKE FREIGHT RATES
                ----------------------------------------------

                                   APPENDIX C


                       INTERMEDIATE INTERCHANGE AGREEMENT


     THIS AGREEMENT, made and entered into as of 21st day of Sept, 1995 by and between Southern PACIFIC TRANSPORTATION COMPANY, a Delaware corporation, hereinafter "SP," BURLINGTON NORTHEN RAILROAD COMPANY, a Delaware corporation, hererinafter "BN," and PORTLAND & WESTERN RAILROAD, INC., a Delaware corporation, hereinafter "PNWR"; BN and PNWR being sometimes referred to collectively as "Users",

RECITALS:
- --------

     WHEREAS, SP and BN are parties to an interchange agreement dated September 24, 1982, at Portland, Oregon, wherein each party delivers to and pulls interchange rail cars from the other party for six (6) month periods; and

     WHEREAS, SP and PNWR are parties to an interchange agreement dated August 19, 1995, at SP's Brooklyn Yard, Portland, Oregon, wherein PNWR delivers rail cars to SP and pulls rail cars from SP at Brooklyn Yard; and

     WHEREAS, BN and PNWR desire to establish an arrangement whereby BN and PNWR shall use SP's Brooklyn Yard as an intermediate interchange location for the interchange of rail cars with each other; and

     WHEREAS, SP is willing to provide such intermediate interchange trackage at its Brooklyn Yard to BN and PNWR under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, it is mutually agreed as follows:

     Section 1.

     a. Unless it shall be othewise agreed between the authorized representatives of SP, BN, and PNWR to designate other trackage, the parties agree to effect the intermediate interchange of Equipment of BN and PNWR (as defined in Section 2(a) of this Agreement) at Brooklyn Yard, in the vicinity of SP's Milepost 766.9, Portland, Oregon, on trackage owned by SP, hereinafter termed "Interchange Trackage" as shown on Exhibit "A", dated ______________, 1995, attached hereto and made a part hereof BN and PNWR are permitted the right to use, on a non-exclusive basis, all trackage owned and controlled by SP as necessary to effect such intermediate interchange; provided, however, BN's and PNWR's use of the Interchange Trackage shall be exclusively under the direction and control of the authorized representative of SP who shall specify the exact location within the Interchange Trackage where such intermediate in interchange shall occur.

     b. Unless otherwise provided by separate written agreement or agreements Users shall not use any track or tracks, or parts thereof of SP that Users are not entitled to use by virtue of this Agreement.

     Section 2.

     a. The parties agree, during the term hereof, to use the Interchange Trackage in or incident to the delivery of rail cars, locomotives, cabooses or other equipment (hereinafter collectively called "Equipment") to be interchanged between the Users. No Equipment of Users shall be so placed on the Interchange Trackage in such manner as to unreasonably interfere in any way with the operation of other Equipment on tracks adjacent to and or connecting with the Interchange Trackage.

     b. Unless it shall be otherwise agreed between the authorized representatives of the parties hereto, if Equipment of BN or PNWR shall become derailed, wrecked, bad ordered, shifted, stalled, or otherwise disabled while upon the Interchange Trackage, it shall be rerailed, repaired or cleared by SP. The reasonable costs and expenses of such rerailing, repairing or clearing, including any Loss and/or Damage, as defined in Section 8 of this Agreement, shall be at sole cost and expense of BN or PNWR, unless otherwise provided for in the allocation of liability in Seceion 8 of this Agreement

     Section 3. Services provided by SP shall include, but shall not be limited to, performing any mechanical inspection and repair required by the American Association of Railroads ("AAR") Interchange Rules ("Interchange Rules") and shall be at the sole cost and expense of BN and/or PNWR. Billing for any repairs performed by SP to the Equipment of Users, shall be in accordance with the Field and Office Manuals of the Interchange Rules in effect at the date of performance of the repairs. SP shall then prepare and submit billing directly to and collect from the car owner for car-owner responsibility items as determined under said Interchange Rules. SP shall also submit billing to and collect from BN or PNWR any charges for repair to Equipment that is car-owner responsibility items, as determined under said Interchange Rules, should said car owner refuse or otherwise fail to make payment therefor

     Section 4. Equipment of Users relative to this Agreement shall not be taken into the car hire or mileage accounts of SP.

     Section 5.

     a. Users shall, with their own employees and at their sole cost and expense, operate their Equipment incident to handling of interchange Equipment over the Interchange Trackage, subject, however, to such reasonable rules, regulations, and orders as SP may issue. All such rules, regulations and orders shall be reasonable and fair and shall not discriminate against any party hereto in the use thereof. No employee of Users shall engage in or be connected with the operation of Equipment hereunder until he or she shall have been examined successfully on SP's Operating Rules and Regulations applicable to said Interchange Trackage which shall be furnished from time to time by SP to Users.

     b. If any employee of BN or PNWR shall neglect, refuse, or fail to abide by SP's rules, instructions, and restrictions governing the operation on or along the Interchange Trackage, such employee shall, upon written request of SP, be prohibited by BN or PNWR from operating on the Interchange Trackage. If SP shall deem it necessary to hold a formal investigation to establish such neglect, refusal, or failure on the part of any such employee, then upon such notice presented in writing, SP and BN or PNWR shall promptly hold a joint investigation in which all parties concerned shall participate and each party shall bear the expense for its officers, counsel, witnesses, and employees. Notice of such investigations to employees of BN or PNWR shall be given by BN's or PNWR's officers, and such investigation shall be conducted in accordance with the terms and conditions of labor agreements, if applicable, between BN or PNWR and its employees. If, in the judgment of SP, the result of such investigation warrants, such employee shall, upon written request of SP, be withdrawn by BN or PNWR from service on the Interchange Trackage, and BN or PNWR shall release and indemnify SP from and against any and all claims and expenses because of such withdrawal.

     If the disciplinary action is appealed by such employee of BN or PNWR tO the National Railroad Adjustment Board or other tribunal lawfully created to adjudicate such cases, and if the decision of such board or tribunal sustains the employee's position, such employee shall not thereafter be barred from service on the Interchange Trackage by reason of such occurrence.

     Section 6. Interchange of Equipment between the BN and PNWR shall be in accordance with the Field and Office Manuals of the AAR Interchange Rules and Code of Car Service Rules adopted by the Association of American Railroads ("Interchange Rules"). Equipment shall be considered interchanged between the BN and PNWR when the Equipment is placed on the designated Interchange Trackage at Brooklyn Yard by or for the account of one User and the locomotive or locomotives of such delivering party have been uncoupled from such Equipment and the delivering User has provided movement instructions to the receiving User. Notwithstanding the foregoing, if PNWR is not a subscriber to the Interchange Rules the following shall apply:

     a. If Equipment has been interchanged to PNWR and it is lost or damaged, responsibility for such loss or damage shall be the responsibility of PNWR and not SP or BN; and

     b. All Equipment repairs performed by PNWR, its employees, officers, agents or outside contractors shall be done in compliance with Federal Railroad Administration Railroad Freight Car Safety Standards, Safety Appliance and Power Brake Laws and the Interchange Rules.

     Section 7. BN and PNWR undertake and agree, in respect to the use hereunder of the Interchange Trackage and the operation of Equipment thereon and thereover, to comply with all applicable Federal and State laws or regulations, and all applicable rules, regulations, and orders promulgated by any Municipality, Board or Commission with respect thereto for the protection of employees or other persons or parties, and if any failure on its part to comply therewith shall result in any fine, penalty, cost or charge being assessed, imposed or charged against SP, BN or PNWR shall promptly reimburse and indemnify SP for or on account of such fine, penalty, cost or charge; and further agrees in the event of any such action, upon notice thereof being given by SP, to defend such action free of cost, charge or expense to SP.

     Section 8. It is the express intention of the parties that the indemnity provided for in this Agreement shall be as follows:

     a. "Loss and/or Damage" shall mean all damage to any property and injury to or death of any person and all liability therefor, and shall embrace all payments made on account thereof, including, without limitation, expense of rerailing the Equipment and clearing wrecks, amounts paid or payable for environmental cleanup, fines or penalties, amounts paid or payable under all applicable laws and shall also embrace all cost and expense incident to any such injury, death, loss or damage arising in connection with operations under this Agreement. Loss and/or Damage shall also include attorneys' fees and costs in defending against all such claims or alleged claims.

     b. i. It is understood and agreed that SP shall maintain the Interchange Trackage in a state of reasonable repair which is reasonably suited for the combined requirements of the parties hereof; provided, however, Users, in operating their Equipment over and upon the Interchange Trackage, shall accept such trackage as they shall find it and shall not, by reason of any failure, deficiency or defect therein or failure or neglect in the maintenance, have or make against SP any claim or demand for any loss, damage, injury or death whatsoever arising from or incident to such deficiency, defect, failure or neglect.

          ii. It is understood and agreed that a number of vehicular and pedestrian crossings ("Crossings) of the Interchange Trackage to be used for operations hereunder presently exist or may in the future be constructed. Users agree to accept all Crossings in whatever condition they may be during the term of this Agreement and will not assert any claim, demand, or cause of action against SP and each User shall hold SP harmless from any claim, demand, or cause of action arising out of any Crossing accident on the Interchange Trackage in which the Equipment of such User only is involved.

     c. Subject to the provisions of Section 8b of this Agreement, liability for Loss and/or Damage shall be fixed between the parties as follows:

          i. When caused by the acts, omissions or negligence of the employees of only one party or the defective property of only one party (other than Interchange Trackage), whether or not in conjunction with the acts, omissions, negligence or defective property of a third party, such Loss and/or Damage shall be borne solely by such party.

          ii. When caused by the acts, omissions or negligence of the employees of one party or defective property (other than Interchange Trackage) of one party in combination with the acts, omissions or negligence of the employees of the other party or the defective property (other than Interchange Trackage) of the other party, then, whether or not in conjunction with the acts, omissions or negligence or defective property of a third party, such Loss and/or Damage shall be borne solely by each such party as to its own employees, contractors, agents, invitees, Interchange Trackage and property other than real property owned by it, and property in its possession, care, custody or control, and equally as to Loss and/or Damage to real property underlying or surrounding the interchange Trackage, third parties and their property.

          iii. When caused by the acts, omissions or negligence of third parties, without negligence or concurring fault on the part of the parties, unknown causes, acts of God or any other cause, such Loss and/or Damage shall be borne solely by each party as to its own employees, contractors, agents, invitees, Interchange Trackage and property, including real property owned by it, and property in its possession, care, custody or control, and equally as to Loss and/or Damage suffered by third parties and their property.

     The foregoing notwithstanding, no party to this Agreement shall have any claim against another party to this Agreement for its acts, omissions or negligence giving rise to Loss and/or Damage caused by or resulting from interruption of or delay to such other party's business or for special, indirect or consequential damages, for loss of profit, savings, or revenue of any kind whether or not another party has been advised of the possibility of such damages.

     Each party hereto covenants and agrees that it shall forever investigate, release, defend, indemnify and save harmless the other parties, their successors and assigns, from and against any and all liability or claims for damages, costs and expenses herein assumed by it, during the time that this Agreement is in effect; provided, however, that the party liable, in whole or in part, as to any claim or suit filed against the other party, shall be given prompt written notice thereof and an opportunity to join in or take over, as may be appropriate, the defense and settlement of such claim or suit

     Each party hereto may make settlement of any claim for Loss and/or Damage for which it and another party hereto may be jointly liable hereunder, but no payment in excess of Twenty-Five Thousand Dollars ($25,000) shall be voluntarily made by any party in settlement of any such claim without first having obtained in writing consent of the other parties, which consent shall not be unreasonably withheld, delayed or communicated, and giving of such consent shall not be deemed an admission that such claim involves joint liability. The party against which a claim in excess of Twenty-Five Thousand Dollars ($25,000) is made for which the another party hereto may be jointly liable hereunder shall give written notice thereof to such other party(ies) and such party(ies) may join in the defense.

     All releases taken pursuant to the settlement of claims or suits involving joint liability shall include all parties hereto involved' and copies thereof shall be furnished each of them.

     For the purpose of this Section 8, reference to SP or any term which includes SP, shall include SP and any invitee, permittee or other party using the Interchange Trackage pursuant to a written agreement with SP other than the parties hereto.

     Section 9. Any party hereto shall be relieved from its performance of this Agreement without penalty if at any time due to reason of any cause or causes beyond that party's control, including, but not limited to, flood, earthquake, hurricane, tornado or other severe heat or climatic conditions, acts of God, acts of a public enemy, war, blockade, insurrection, vandalism, sabotage, strike, lockout, or other labor disturbance, or governmental law, order, or regulation, or other similar events, that party is unable to provide the other party(ies) of any or all of the services provided for in this Agreement.

     Section 10. PNWR shall, at its sole cost and expense, procure the following kinds of insurance for the the term of this Agreement and promptly pay when due all premiums for that insurance. Upon the failure of PNWR to maintain insurance as provided herein. SP shall have the right, after giving PNWR ten (10) days written notice, to obtain insurance and PNWR shall promptly reimburse PNWR for that expense or, notwithstanding anything to the contrary in this Section 8, to cancel this Agreement. The following minimum insurance coverage shall be kept in force during the term of this Agreement:

     Comprehensive General Liability insurance providing bodily injury, including death, personal injury and property damage coverage with a combined single limit of at least Twenty-Five Million Dollars ($25,000,000) for each incident and a general aggregate limit of at least Twenty-Five Million Dollars ($25,000,000). This insurance shall contain Broad Form Liability covering the indemnity provisions contained in this Agreement, including, without limitation, contractual liability, severability of interests and name SP and BN as additional insured with respect to liabilities arising out of PNWR's obligation to SP and BN in this Agreement. If coverage is purchased on a "claims made" basis it shall provide for at least a three (3) year extended reporting or discovery period, which shall be invoked should insurance covering the time period of this Agreement be canceled unless replaced with a policy containing the same time period as the policy being replaced. Should the aggregate limit be eroded by forty (40) percent or more, PNWR shall immediately restore the aggregate limit to Twenty-Five Million Dollars ($25,000,000).

     PNWR warrants that this Agreement has been reviewed with its insurance agent(s)/broker(s) and the agent(s)/broker(s) has been instructed to procure the insurance coverage required herein and name SP and BN additional insured with respect to liabilities arising out of PNWR's obligation to SP and BN.

     PNWR shall furnish to SP the certificate(s) of insurance evidencing the required coverage and endorsement(s), and upon request of SP or BN, PNWR shall provide certified duplicate of any of those policies. The insurance company(ies) issuing such policy(ies) shall notify SP and BN in writing of any material alteration including any change in the retroactive date in any "claims made" policies or substantial reduction of aggregation limits, if such limits apply, or cancellation thereof at least thirty (30) days prior thereto.

     The insurance coverage policy(ies) shall be written by a reputable insurance company or companies reasonably acceptable to SP or with current Best's Insurance Guide Rating of B and Class VII or better. Such insurance company shall be authorized to transact business in the State of Oregon. If requested, PNWR must furnish a certified copy of all insurance policy(ies) and endorsement(s) to SP and BN within seven (7) days of such request.

     Insurance coverage provided in the amounts set forth herein shall not be construed to otherwise relieve PNWR from liability hereunder in excess of such coverage, nor shall it preclude PNWR, SP or BN from taking such other action as is available to it under any other provision of this Agreement or otherwise in law or equity.

     The insurance coverage limits required under this Section 8 shall be adjusted every five (5) years during the term or any extended term hereof based on any increases or decreases in the Consumer Price Index, or any successor index if insurance at such adjusted level is available from any reputable carrier. If the adjusted amount is not available, PNWR shall obtain the highest amount of coverage available.

     Section 11. In the event any party breaches any part of this Agreement, the other parties shall be entitled to all their lawful remedies under this Agreement or at law or equity.

     Section 12. This Agreement supersedes all prior negotiations or agreements between the parties, whether written or oral, relating to the subject matter hereof, and is intended to be the entire and complete statement of the terms of this Agreement between the parties and, except for the designation of track provided in Section I of this Agreement, may be amended or modified only by a written instrument executed by the Parties.

     Section 13. This Agreement shall take effect as of the date first hereon written and shall remain in effect thereafter until terminated by either party upon giving not less than thirty (30) days' written notice to the other parties to that effect. Termination of this Agreement for any reason shall not affect any liability or obligations of the parties which accrued hereunder prior to such termination.

     Section 14. This Agreement is exclusively for the benefit of the parties hereto and not for the benefit of any third party. This Agreement shall inure to the benefit of and shall be binding upon parties, their successors and assigns. Any party hereto may waive any default at any time without affecting or impairing any right arising from any other default.

     Section 15. All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or sent

     a. If intended for SP, send registered or certified mail, return receipt requested, with postage prepaid, and address to SP as follows:

               Executive Vice President - Operations
               Southern Pacific Transportation Company
               1860 Lincoln Street, Suite 1400
               Denver, CO 80295

     With a copy to:

               Managing Director Contracts and Joint Facilities
               Southern Pacific Transportation Company
               1860 Lincoln Street, Suite 1200-911
               Denver CO 80295

     b. If intended for BN. send registered or certified mail, return receipt requested, with postage prepaid, ant address to BN as follows:

               Vice President ~ Network Design
               Burlington Northern Railroad Company
               2600 Lou Menk Drive
               Fort Worth, TX 76161-0034

     With a copy to:

               Director Contracts and Joint Facilities
               Burlington Northern Railroad Company
               2600 Lou Menk Drive
               Fort Worth TX 76161-0034

     c. If intended for PNWR, send registered or certified mail return receipt requested with postage prepaid, and address to PNWR as follows;

               General Manager
               Portland & Western Railroad, Inc.
               110 W. 10th Avenue
               Albany, OR 97321

or such other address as may be designated by either Party.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in triplicate as of the date first above written.



                                        SOUTHERN PACIFIC TRANSPORTATION COMPANY

                                        By /s/ [ILLEGIBLE]
                                           ------------------------------------

                                             Managing Director
                                             Contracts and Joint Facilities
                                           ------------------------------------
                                            (Title)

                                        BURLINGTON NORTHERN RAILROAD COMPANY


                                        By /s/ William E. Glavin
                                           ------------------------------------

                                             General Manager
                                           ------------------------------------
                                            (Title)


                                        PORTLAND & WESTERN RAILROAD, INC.


                                        By /s/ Anthony W. Mogytycht
                                           ------------------------------------

                                             President
                                           ------------------------------------
                                            (Title)